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                                                                     EXHIBIT 4.2


          CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN ERROR IN
            THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                     SERIES A CONVERTIBLE PREFERRED STOCK OF
                           ACCUMED INTERNATIONAL, INC.
           FILED WITH THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE
                              ON FEBRUARY 23, 1998

        AccuMed International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

        DOES HEREBY CERTIFY:

        1. The name of the Company is AccuMed International, Inc.

        2. That a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock was filed by the Secretary of State of Delaware on February 23, 1998 and that said Certificate requires correction as permitted by
Section 103 of the General Corporation Law of the State of Delaware.

        3. The inaccuracy or defect of said Certificate to be corrected is as follows: the number of shares of Series A Convertible Preferred Stock designated is 1,245,340 rather than 1,221,715.

        4. The first paragraph of the Certificate of Designation, Preferences and Rights is corrected to read as follows:

                              ACCUMED INTERNATIONAL, INC., a corporation
               organized and existing under the General Corporation Law of the State of Delaware (the "Company"), by its President and Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors by Division I of Article Fourth of the Certificate of Incorporation, as amended, of the Company, authorizing a class of 5,000,000 shares of preferred stock of the Company and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended, the Board of Directors of the Company, by Unanimous Written Consent effective as of February 12, 1998, has duly adopted resolutions providing for the issuance out of such class of a series of up to



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               1,245,340 shares of Series A Convertible Preferred Stock at an issuance price of $4.50 per share (the "Stated Value") and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which resolution is as follows:

        5. Article 1 of the Certificate of Designation, Preferences and Rights is corrected to read as follows:

               1.     Designation and Number of Shares.

                      1,245,340 shares of preferred stock are hereby designated
               as Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"). The Stated Value per share of the Series A Preferred Stock is $4.50.

        IN WITNESS WHEREOF, AccuMed International, Inc. has caused this Certificate to be signed by Paul F. Lavallee, its Chairman, Chief Executive Officer and President, on this 25th day of February 1998, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of AccuMed International, Inc. and that the facts stated herein are true and correct.

                                            ACCUMED INTERNATIONAL, INC.


                                            By: /S/ PAUL F. LAVALLEE
                                               ---------------------------------
                                                Paul F. Lavallee, Chairman,
                                                Chief Executive Officer and
                                                President



Attest:


  /S/ JOYCE L. WALLACH
------------------------------
Joyce L. Wallach, Secretary


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